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                                                                      EXHIBIT 11

                        STANDARD MANAGEMENT CORPORATION

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     THREE MONTHS ENDED       SIX MONTHS ENDED
                                                          JUNE 30,                JUNE 30,
                                                    ---------------------   ---------------------
                                                      1997        1996        1997       1996(1)
                                                      ----        ----        ----       -------
PRIMARY
Weighted average common shares outstanding........  5,014,099   4,534,080   5,019,136   4,640,688
5 percent common stock dividend...................         --     226,576          --     225,377
Common equivalent shares related to:
  Stock warrants at average market price..........    169,572     109,282     177,516      80,275
  Stock options at average market price...........     74,222      17,533      90,054      10,058
  Net issuable shares for modified treasury stock
     method (after assumed buyback of 20% of
     outstanding stock options and warrants)......         --          --          --     522,810
                                                    ---------   ---------   ---------   ---------
WEIGHTED AVERAGE PRIMARY SHARES OUTSTANDING.......  5,257,893   4,887,471   5,286,706   5,479,208
                                                    =========   =========   =========   =========
Income before extraordinary gain on early
  redemption of redeemable preferred stock and
  preferred stock dividends as reported...........  $     682   $     (62)  $   1,325   $   2,603
Reduction in interest expense and increase in
  short-term investment income for modified
  treasury stock method...........................         --          --          --         131
                                                    ---------   ---------   ---------   ---------
                                                          682         (62)      1,325       2,734
Extraordinary gain on early redemption of
  redeemable preferred stock......................         --         166          --         267
                                                    ---------   ---------   ---------   ---------
NET INCOME (AS ADJUSTED)..........................        682         104       1,325       3,001
Preferred stock dividends as reported.............         41          66          83         112
Preferred stock dividends reduction for modified
  treasury stock method...........................         --          --          --         (46)
                                                    ---------   ---------   ---------   ---------
Earnings available to common shareholders
  (as adjusted)...................................  $     641   $      38   $   1,242   $   2,935
                                                    =========   =========   =========   =========
Earnings Per Share:
  Income before extraordinary gain on early
     redemption of redeemable preferred stock and
     preferred stock dividends....................  $     .13   $    (.01)  $     .25   $     .50
  Extraordinary gain on early redemption of
     redeemable preferred stock...................         --         .03          --         .05
                                                    ---------   ---------   ---------   ---------
  NET INCOME......................................        .13         .02         .25         .55
  Preferred stock dividends.......................        .01         .01         .01         .01
                                                    ---------   ---------   ---------   ---------
  Earnings available to common shareholders.......  $     .12   $     .01   $     .24   $     .54
                                                    =========   =========   =========   =========
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(1) Share amounts have been retroactively adjusted for the effect of the 5 percent stock dividend distributed on June 21, 1996, to shareholders of record on May 17, 1996.